EXHIBIT 10.51
111 Robert-Bourassa Blvd., Suite 5000
Montreal, Quebec, H3C 2M1 Canada
T 514-875-2160 resolutefp.com

December 1, 2021
Mr. Jacques P. Vachon
Re: Agreement between Jacques P. Vachon and Resolute Forest Products Inc. relating to his retirement
Dear Mr. Vachon,
In view of your retirement on December 31, 2021, we confirm the following agreement relating to your outstanding equity awards of restricted stock units ("RSUs") and performance stock units ("PSUs").
Your terms of retirement are as set forth in the agreements, plans and company policies applicable to you, except that, as approved by the Human Resources Compensation Nominating & Governance committee of the board, all of your outstanding equity awards of RSUs and PSUs will vest in full as of December 31, 2021, and will settle at the times set forth in the applicable award agreements. The number of PSUs to be earned upon settlement will be determined pursuant to the terms of the applicable award agreements.
If you have any questions about this agreement, please let us know. I look forward to your formal acceptance of this agreement.
/s/ Rémi G. Lalonde
Rémi Lalonde
President and CEO
I have read the herein letter and hereby accept these terms and conditions.

/s/ Jacques P. Vachon	December 3, 2021
Jacques P. Vachon	Date